UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 8, 2024

TONIX PHARMACEUTICALS HOLDING CORP.

(Exact name of registrant as specified in its charter)

Nevada	001-36019	26-1434750
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Main Street, Chatham, New Jersey 07928

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (862) 904-8182

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	TNXP	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On July 9, 2024, Tonix Pharmaceuticals Holding Corp. (the “Company”), entered into a placement agency agreement (the “Placement Agency Agreement”) with Dawson James Securities Inc. (“Dawson James” or the “Placement Agent”) pursuant to which the Company engaged Dawson James as the placement agent for a registered public offering by the Company (the “Offering”), of an aggregate of 3,393,600 shares of the Company’s common stock, par value $0.001 (“Common Stock”) and pre-funded warrants (“Pre-Funded Warrants” and, together with the Common Stock, the “Securities”) to purchase up to 3,703,140 shares of Common Stock. The offering price per share of Common Stock is $0.57 and offering price per Pre-funded Warrant is $0.569.

 The Pre-Funded Warrants are immediately exercisable subject to certain ownership limitations, have an exercise price of $0.001 per share, and may be exercised at any time until all of the Pre-Funded Warrants are exercised in full.

The Placement Agent agreed to use its reasonable best efforts to arrange for the sale of the Securities. The Company agreed to pay the Placement Agent a placement agent fee in cash equal to 7.00% of the gross proceeds from the sale of the Securities in this Offering. The Company also agreed to reimburse the Placement Agent for all reasonable travel and other out-of-pocket expenses, including the reasonable fees of legal counsel, not to exceed $100,000.

The Offering resulted in gross proceeds to the Company of approximately $4.0 million. The Company intends to use the net proceeds from the Offering for working capital and general corporate purposes, including the preparation of the new drug application relating to the Company’s Tonmya™ product candidate, and the satisfaction of any portion of the Company’s existing indebtedness.

The Placement Agency Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

The Company also entered into a securities purchase agreement with certain investors (the “Purchase Agreement”). Pursuant to the Purchase Agreement, investors who purchased five-hundred thousand dollars ($500,000) or more of Common Stock and/or Pre-Funded Warrants were offered the right to participate in any financing involving the issuance of Common Stock (or Common Stock equivalents) during the 45-day period following the closing, excluding any private placement transaction raising gross proceeds to the Company of $30.0 million or more. The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, other obligations of the parties, and termination provisions.

The Company also entered into a warrant agent agreement with the Company’s transfer agent, Vstock Transfer, setting forth certain terms and conditions with respect to Vstock Transfer’s service as warrant agent for the Pre-Funded Warrants (the “Warrant Agent Agreement”).

The Offering was made pursuant to a registration statement on Form S-3 (File No. 333-266982), which was declared effective by the Securities and Exchange Commission on August 26, 2022.

The Placement Agency Agreement, form of Pre-Funded Warrant, the Warrant Agent Agreement and the Purchase Agreement are filed as Exhibits 1.01, 4.01, 4.02 and 10.01, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the terms of the Placement Agent Agreement, Pre-Funded Warrants, Warrant Agent Agreement and the Purchase Agreement are qualified in their entirety by reference to such exhibits.

Item 8.01	Other Events.

On July 8, 2024, the Company issued a press release announcing the Offering, and on July 9, 2024, the Company issued a press release announcing the pricing of the Offering. On July 10, 2024, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.01, 99.02 and 99.03 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibit No.	Description.
	1.01	Placement Agency Agreement, dated July 9, 2024, between Tonix Pharmaceuticals Holding Corp. and Dawson James Securities Inc.
	4.01	Form of Pre-Funded Warrant
	4.02	Warrant Agent Agreement, dated July 10, 2024, between Tonix Pharmaceuticals Holding Corp. and VStock Transfer
	5.01	Opinion of Brownstein Hyatt Farber Schreck, LLP
	5.02	Opinion of Lowenstein Sandler LLP
	10.01	Form of Securities Purchase Agreement
	23.01	Consent of Brownstein Hyatt Farber Schreck, LLP (contained in Exhibit 5.01)
	23.02	Consent of Lowenstein Sandler LLP (contained in Exhibit 5.02)
	99.01	Press Release, dated July 8, 2024
	99.02	Press Release, dated July 9, 2024
	99.03	Press Release, dated July 10, 2024
	104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TONIX PHARMACEUTICALS HOLDING CORP.

Date: July 10, 2024	By:	/s/ Bradley Saenger
Bradley Saenger
Chief Financial Officer